SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K


                            CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934



                           December 13, 1994
                   (Date of earliest event reported)



              National Health Laboratories Holdings Inc.
        (Exact name of registrant as specified in its charter)


                               Delaware
            (State or other jurisdiction of incorporation)

            1-11353                            13-3757370
     Commission File Number)    (IRS Employer Identification No.)

     4225 Executive Square, Suite 805, La Jolla, California 92037
     (Address of principal executive offices)          (Zip Code)


                       (619) 657-9382
     (Registrant's telephone number, including area code)





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     Item 5.   Other Events.

               National Health Laboratories Holdings Inc., a Delaware corporation ("NHL"), has entered into an Agreement and Plan of Merger dated as of December 13, 1994 (the "Merger Agreement"), among NHL, HLR Holdings Inc., a Delaware corporation ("HLR"), Roche Biomedical Laboratories, Inc., a New Jersey corporation ("RBL"), and (for the purposes set forth therein) Hoffmann-La Roche Inc., a New Jersey corporation ("Roche"), pursuant to which, among other things, RBL will be merged with and into NHL, with NHL being the surviving corporation (the "Merger").

               At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of common stock, par value $0.01 per share, of NHL (each, an "NHL Share") (other than NHL Shares held by holders who properly exercise their dissenters' rights in accordance with the General Corporation Law of the State of Delaware) will be converted into (a) 0.72 of an NHL Share and (b) the right to receive $5.60 in cash, without interest (the "Cash Consideration"). In addition, all shares of common stock, without par value, of RBL issued and outstanding immediately prior to the Effective Time (other than treasury shares, which will be canceled) will be converted into, and become, that number of newly issued NHL Shares as would, in the aggregate and after giving effect to the Merger and the treatment of the employee stock options in connection therewith, equal 49.9% of the total number of NHL Shares outstanding immediately after the Effective Time. The principal terms of the Merger are summarized in the joint press release of NHL and Roche issued December 14, 1994. No fractional shares will be issued in connection with the Merger and, in lieu thereof, each holder of NHL Shares who otherwise would be entitled to receive a fractional NHL Share pursuant to the Merger will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent to be named pursuant to the Merger Agreement, on behalf of all such holders, of the aggregate fractional NHL Shares, if any, that would have been issued in the Merger.

               In connection with the Merger, NHL currently intends to declare a dividend, payable to holders of record of NHL Shares as of the third business day prior to the date of the meeting of the stockholders of NHL for the purpose of voting on the Merger Agreement, which dividend will consist of 0.16308 of a warrant per outstanding NHL Share, each such warrant (a "Warrant") representing the right to purchase one newly issued share of NHL common stock for $22.00 (subject to adjustments) on the fifth anniversary of the issuance of the Warrant (the "Expiration




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


     Date"). In addition, the Merger Agreement provides for the issuance to and purchase by Roche of Warrants to purchase 8,325,000 NHL Shares (the "Roche Warrants"), the terms of which will be identical to those of the Warrants dividended to the NHL stockholders as described above. NHL will have the option, exercisable by notice 60 days prior to the Expiration Date, to redeem the Warrants on the Expiration Date for a cash redemption price per Warrant equal to the average closing price of the NHL Shares over a specified period prior to the Expiration Date minus the exercise price of $22.00 per share. NHL currently intends that fractional Warrants will not be dividended to holders of NHL Shares, and in lieu thereof, each holder of NHL Shares who otherwise would be entitled to receive a fractional Warrant will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Warrant Agent to be named in the warrant agreement pursuant to which the Warrants will be issued, on behalf of all such holders, of the aggregate fractional Warrants, if any, that would have been issued in the dividend distribution.

               The Cash Consideration to be paid to stockholders of NHL in connection with the Merger, which aggregates approximately $475,000,000, will be financed from three sources:
     (i) borrowings by NHL (in the aggregate amount of $288,000,000) under a credit facility to be entered into by NHL at or prior to the Effective Time (the "NHL Borrowings"), (ii) a cash contribution to be made by HLR at the Effective Time (in the aggregate amount of approximately $136,000,000) and (iii) the proceeds of the issuance of the Roche Warrants (in the aggregate amount of approximately $51,000,000). NHL has received a commitment from Credit Suisse for a credit facility to refinance NHL's existing indebtedness and to finance the NHL Borrowings.

               The consummation of the Merger is subject to certain conditions, including the approval of the holders of a majority of the outstanding shares of common stock of NHL, the obtaining by NHL of sufficient financing to effect the refinancing of NHL's existing indebtedness, if required, and to finance the NHL Borrowings and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               Immediately prior to the Merger, NHL intends to enter into a Stockholder Agreement with HLR and Roche setting forth, among other things, certain agreements and understandings regarding the governance of NHL following the Merger, including the composition of the Board of Directors (which, for an initial period of one year following the Effective Time, will consist of





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


     three directors nominated by HLR, three independent directors and James R. Maher and, thereafter, will be composed of members selected in accordance with the procedures set forth in the Stockholder Agreement) and that the approval of HLR, and in certain cases the approval of a supermajority vote of the Board of Directors (including a majority of the independent directors and a majority of the directors appointed by HLR), will be required for certain actions.

               Concurrently with the execution of the Merger Agreement, HLR, National Health Care Group, Inc., a Delaware corporation and a stockholder of NHL ("NHCG"), Mafco Holdings Inc., an indirect parent company of NHCG and (for the purposes set forth therein) NHL, entered into a Sharing and Call Option Agreement, dated as of December 13, 1994, which sets forth certain agreements relating to the NHL Shares held by NHCG, including NHCG's agreement to vote its NHL Shares in favor of the Merger and adoption of the Merger Agreement, and pursuant to which NHL has agreed to provide registration rights to NHCG.

               The joint press release of NHL and Roche dated
     December 14, 1994, which summarizes the terms of the Merger, is attached as Exhibit 1 to this report and is incorporated herein by reference.

               The following exhibit is filed with this report:

     Exhibit Number              Description                 Page

           1                 Joint Press Release of the        6
                             Registrant and Roche Issued
                             December 14, 1994.




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                                 SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NATIONAL HEALTH LABORATORIES
                                     HOLDINGS INC.



                                   By:
                                      --------------------------
                                      James R. Maher
                                      President and Chief
                                      Executive Officer





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                                 EXHIBIT 1



                               Press Release







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


     FOR IMMEDIATE RELEASE

                    Contacts:      Eckart Gwinner
                                   F. Hoffmann-La Roche Ltd., Basel
                                   41-61-688-5889

                                   Paula Evangelista
                                   Hoffmann-La Roche Inc., Nutley
                                   908-253-7660

                                   Mary Ann Dunnell
                                   National Health Laboratories
                                   Holdings Inc.
                                   212-484-7797

             NATIONAL HEALTH LABORATORIES AND ROCHE BIOMEDICAL
                        LABORATORIES ANNOUNCE MERGER

          La Jolla, CA, and Nutley, NJ, December 14, 1994 -- National Health Laboratories Holdings Inc. (NHL) and Hoffmann-La Roche Inc., a wholly-owned subsidiary of Roche Holding Ltd., Basel, Switzerland, announced today that they have signed an agreement to merge their respective clinical laboratory operations. National Health Laboratories Incorporated, La Jolla, CA, and Roche Biomedical Laboratories, Inc. (RBL), Burlington, N.C.

          Upon completion of the transaction, the new company will have estimated annual revenues in excess of $1.7 billion, creating one of the largest clinical laboratories in the world. Dr. James Powell, current president of RBL, will lead the new company as the president and chief executive officer. James Maher, currently chief executive officer of NHL, will serve as chairman of the Board of Directors, of which Roche will have three members.

          As a result of the proposed merger, current shareholders of National Health Laboratories will have a 50.1 percent interest and Roche a 49.9 percent interest in the new company. Shares of the new company will be traded on the New York Stock Exchange, with approximately 121.8 million shares outstanding.


     Terms of the Transaction

     Under the terms of the proposed merger:

          o National Health Laboratories' shareholders will receive a 50.1 percent interest in the company and approximately $475 million in cash. Each National Health Laboratories




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               share will be exchanged for 0.72 shares of the new
               company's stock and a payment of $5.60 in cash.

               In addition, NHL expects to declare a dividend, which will be payable to holders of record of NHL Common Stock three business days prior to the effectiveness of the merger, and will consist of warrants to purchase shares of the new company's stock at $22 per share. These warrants, which will be exercisable after five years, will be distributed at a rate of approximately 0.163 warrant per share of NHL Common Stock, or an aggregate of 13.8 million warrants.

          o Roche will contribute its laboratory business--Roche Biomedical Laboratories--and $186.7 million in cash to the new company, and in return will receive a 49.9 percent interest in the new company and approximately
               8.3 million warrants to purchase shares in the new company, under terms identical to those for NHL shareholders.

          The transaction is subject to financing. NHL has received a commitment from Credit Suisse for a credit facility to refinance debt and provide funds to facilitate this transaction.

          The merger is conditioned on, among other things, a favorable vote by a majority of National Health Laboratories shareholders and is subject to expiration of the waiting periods under the Hart Scott Rodino Antitrust Improvements Act.

          Currently, MacAndrews & Forbes Holdings Inc. owns approximately 24 percent of National Health Laboratories' outstanding shares and has agreed to vote in favor of the merger. Following the merger, it will own approximately 12 percent of the new company.


     Rationale for the Transaction

          As a result of joining forces, the new company will have the opportunity to realize increased efficiencies through economies of scale, and to achieve significantly enhanced geographical presence throughout the United States, thereby accelerating the advancement of state-of-the-art laboratory testing on a national basis.

          "After careful study by both companies and their financial advisors, we determined that this merger of equals will benefit the shareholders of both NHL and Roche," said James Maher, chief




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     executive officer of National health Laboratories.  "We are very excited about the business opportunities it presents. The combination is designed to create a highly efficient company with substantial earnings leverage. It will, in particular, make the new company significantly more competitive in a swiftly changing and ever more demanding health care marketplace."

          Jean-Luc Belingard, head of the Roche Diagnostics Division and member of the Roche Corporate Executive Committee, Basel, Switzerland, stated, "The combination of these two laboratory organizations will result in the creation of an industry leader. Our strong management team will be in a superior position to respond proactively to critical issues such as managed care. Roche thereby maintains its commitment to the clinical laboratory business and achieves a significantly enhanced strategic position in this field."

          National Health Laboratories Incorporated (NYSE:NH) had 1993 revenues of $761 million, and its revenues for the first three quarters of this year, ending September 30th, were $638 million, with operating income of $83 million. NHL operates 22 full-service laboratories which provide a broad range of testing services to physicians and managed care organizations, hospitals, clinics, nursing homes and other clinical laboratories in 45 states.

          Roche Biomedical Laboratories had 1993 revenues of
     $712 million. For the first three quarters of 1994, revenues totalled $550 million, with operating income of $55 million. RBL is one of the leading clinical laboratory networks in the U.S. At their 17 major laboratories, RBL annually performs millions of diagnostic tests for physicians, clinics, hospitals and industrial companies. RBL offers more than 1,600 different clinical assays, from routine blood analysis to more sophisticated technologies. RBL is a subsidiary of Hoffmann-La Roche Inc., which is a member of the Roche Group, a leading research-intensive health care company worldwide.





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